Exhibit 99.1

-1-

PSB

   HOLDINGS, INC.

THE LATEST NEWS For Immediate Release: March 16, 2012

For more information, contact:

Scott M. Cattanach

Treasurer and Chief Financial Officer

715-847-4020

scattanach@psbwi.com

www.psbholdingsinc.com

Peoples

Network of Locations:

Central Wisconsin:

Wausau – Home Office

Wausau – Eastside

Rib Mountain

Weston

Marathon

Northern Wisconsin:

Rhinelander

Minocqua

Eagle River

www.psbwi.com

PSB HOLDINGS, INC. TO ACQUIRE MARATHON STATE BANK

PSB Holdings, Inc. [OTCQB:PSBQ], parent of Peoples State Bank, Wausau, Wisconsin, and Marathon State Bank (“Marathon”) today announced that they have entered into a definitive agreement under which PSB will pay cash to acquire all outstanding shares of common stock of Marathon, a privately owned bank serving the Village of Marathon City, Wisconsin and surrounding area since 1905.

Under the terms of the agreement, PSB will pay an estimated purchase price of $5.6 million, which is the amount equal to 100% of Marathon’s tangible net book value following a special dividend by Marathon to its shareholders to reduce its book equity ratio to 6% of total assets.  PSB expects to maintain strong capital ratios after the purchase and does not intend to raise additional common equity as a result of the acquisition.  Before considering changes or growth in capital prior to closing, PSB’s Total Regulatory Capital Ratio, pro forma for the acquisition, would be approximately 13.80%.

The transaction is expected to be accretive to PSB’s earnings in 2012, excluding one-time pre-tax merger costs of approximately $175,000 and pre-tax integration costs of approximately $450,000.  Integration costs include those related to consolidation of one of Peoples State Bank’s branch locations into the existing Marathon facility.  The transaction is expected to generate annual run-rate expense savings of approximately $250,000 which is expected to be fully phased in by the end of 2013.

The transaction, which has been unanimously approved by the PSB and Marathon Boards of Directors, is expected to close prior to June 30, 2012.  Based on the most recent public financial information for PSB and Marathon, PSB total assets would increase to approximately $712 million and total deposits would increase to approximately $570 million, up 14% and 18%, respectively on a pro forma basis.  The transaction is subject to customary closing conditions, including regulatory approvals and approval by Marathon’s shareholders.  Certain of Marathon’s shareholders, including each member of its Board of Directors, have agreed to vote in favor of the transaction pursuant to a shareholder voting agreement.

“This is a commitment to our existing market in Marathon City we have long desired and increases our pro forma deposit market share within Marathon County, Wisconsin, to approximately 16.6% based on the latest market share information,” noted PSB President Peter W. Knitt.  “Marathon met many of the criteria we look for when evaluating expansion possibilities including new core deposits, an adjacent market, a clean loan portfolio, and low integration risk.  The anticipated future combination of our existing branches in Marathon will create PSB’s largest individual branch location with further potential for both secondary market residential loan growth and commercial loan growth with local business owners.”

Mr. Frank Gassner, President and Chairman of Marathon State Bank, said “After a deliberate and thoughtful process concerning the needs of our community and shareholders, we are pleased to join with Peoples State Bank after years of being local competitors.  We felt comfortable that PSB both could, and would, carry on our tradition of local community

PSB HOLDINGS, INC.

banking and financial support specifically for the residents and businesses of Marathon City and the surrounding area.  Partnering with Peoples State Bank now provides our customers with five banking locations in the Wausau, Wisconsin area and the comprehensive list of products and services that come with a larger bank while retaining the local touch our customers demand.”

Advisors

Vining Sparks IBG, L.P. acted as financial advisor to PSB, and Godfrey & Kahn, S.C. acted as its legal advisor.  Foley & Lardner LLP acted as legal advisor to Marathon.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples State Bank holds $600 million in total assets and is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties, including an existing branch location in Marathon, Wisconsin.  In addition to traditional retail and commercial banking products, Peoples State Bank provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  PSB Holdings, Inc. is publicly owned and traded under stock symbol PSBQ.  More information about PSB, its management, and its financial performance may be found at http://www.psbholdingsinc.com/.  PSB’s common stock is available for purchase on the open market by contacting your investment advisor.

About Marathon State Bank

Marathon State Bank is a $108 million in total assets privately owned bank that has served the residents of the Village of Marathon City, Wisconsin, and surrounding area since 1905.  Marathon offers traditional retail banking products and provides commercial credit services to locally owned businesses and farmers out of its one location in Marathon.

Cautionary Statement Regarding Forward-Looking Information

Statements about the expected timing, completion and effects of the proposed transaction, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.  All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  PSB may not be able to complete the proposed transaction on the terms described above or on other acceptable terms or at all because of a number of factors, including failure of Marathon State Bank to obtain shareholder approval, failure to obtain regulatory approval, or failure to satisfy the closing conditions.  These factors, and other factors that may affect the business or financial results of PSB are described in the risk factors included in PSB’s filings with the Securities and Exchange Commission, including PSB’s 2011 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  PSB expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.